FOR IMMEDIATE RELEASE
For additional information please contact:
Kevin J. Lynch
Chairman, President and Chief Executive Officer
Oritani Financial Corp.
(201) 664-5400

Oritani Financial Corp. Announces November 20 Investor Conference Call to Discuss Greater Community Bancorp Acquisition


On November 13, 2007 Oritani Financial Corp. (MHC) ("Oritani")(NASDAQ: "ORIT"), the holding company for Oritani Savings Bank, and Greater Community Bancorp ("Greater Community") (NASDAQ: "GFLS"), the holding company for Greater Community Bank, announced a definitive merger agreement pursuant to which Greater Community will be acquired by Oritani and Greater Community Bank will be merged into Oritani Savings Bank.

Oritani Financial Corp. will hold an investor conference call regarding this transaction on Tuesday, November 20, at 1:00 p.m. eastern time. Interested parties may access the conference by dialing 888-215-6877 for domestic callers; and 913-312-1517 for international callers. The Confirmation Code for the conference is 8184376 and it is titled Oritani Investor Update. Please call about five minutes prior to start time. To access the live audio webcast or subsequent archived recording, interested parties may visit Oritani's website at www.oritani.com, click on the Investor Relations button and then click on
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Webcast.

Oritani will make an investor presentation available on Monday November 19, by means of an 8-K filing with the SEC and by posting the presentation material on its website.

Oritani Financial Corp. will file a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the "SEC"). Shareholders are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about Oritani Financial Corp. and the proposed merger with Greater Community Bancorp, at the SEC's Internet site (http://www.sec.gov). Copies of
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the proxy statement/prospectus to be filed by Oritani Financial Corp. also can be obtained, when available and without charge, by directing a request to Oritani Financial Corp., Attention: Kevin J. Lynch, 370 Pascack Road, Township of Washington, New Jersey 07676, (201) 664-5400.

Oritani Financial Corp. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Oritani Financial Corp. and Greater Community Bancorp in connection with the acquisition. Information about the directors and executive officers of Oritani
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Financial Corp. is set forth in Oritani Financial Corp.'s most recent proxy statement filed with the SEC, which is available at the SEC's Internet site (http://www.sec.gov), and available from Oritani Financial Corp. at
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the address set forth in the preceding paragraph. Additional information regarding the interests of these participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.